Exhibit 99.1

Faraday Future and Grow Fandor Forge Exclusive Strategic Licensing Collaboration, a Potential New Growth Driver

●	FF has received the initial $250,000 annual license fee.

●	The anticipated economic benefits for FF from this collaboration include a royalty fee equal to the greater of (a) 50% of the annual net profit from FF and FX ecosystem products and (b) 5% of net sales revenue from all relevant brand ecosystem products.

●	FF will not be required to contribute any resources for development of branded products.

Los Angeles, CA (Nov. 13, 2024) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced a comprehensive strategic licensing agreement with Grow Fandor, an IP commercialization company. As FF’s exclusive licensee for ecosystem products, Grow Fandor will manage the design, development, sales, and operations for certain ecosystem products bearing the FF and Faraday X (FX) brands. This collaboration has the potential to become a new growth driver for FF.

Under the terms of the licensing agreement, Grow Fandor has exclusive licensing rights as the only third-party allowed to use the FF and FX brands and marks during the contract term. This right includes, but is not limited to, categories like apparel, automotive accessories, home goods, and personal care products. FF will not be required to contribute any resources for development of branded products. Furthermore, FF will financially benefit from an annual license fee and additional licensing royalties. Grow Fandor will fully assume responsibility for all tasks related to these products, encompassing research and development, supply chain management, sales, and after-sales services.

The anticipated economic benefits for FF from this collaboration include: (1) a royalty fee, payable quarterly, calculated as the greater of: (a) 50% of the annual net profit from FF and FX ecosystem products, and (b) 5% of net sales revenue from all relevant brand ecosystem products, payable quarterly (whichever amount is higher will be the final royalty fee for that year); and (2) a $250,000 annual base license fee. The initial annual license fee has been paid and received, and subsequent annual license fees will be payable within 30 days after each contract year.

FF retains approval rights for the use of its trademarks and the right to audit products bearing these marks, sales revenue, and the right to share sales, enabling and the ability FF to sell ecosystem products through its own channels. Grow Fandor must secure written approval from FF before launching any product designs, advertisements, or announcements involving FF trademarks, ensuring FF’s control over its brand image.

Branded products have become a significant revenue source for many automotive companies, especially within the luxury and performance segments. FF has been actively exploring opportunities in this space, and with this new collaboration, it positions FF for growth and market expansion within this unique consumer products sector.

Previously, YT Jia gifted nearly 60% of his shares in Grow Fandor to FF, making FF a significant shareholder with 10% ownership of the company’s shares.

This strategic licensing agreement represents a new level of collaboration between the two companies, allowing FF to benefit from an additional revenue stream beyond vehicle manufacturing, without increased financial, labor, or other expenses. This business expansion not only diversifies FF’s revenue sources but could also enhance global brand recognition for both FF and FX.

“We are very pleased to establish a strategic collaboration with Grow Fandor for our ecosystem products. Grow Fandor’s commitment to supporting FF’s growth in this new area is invaluable, and we look forward to realizing the potential of this promising new business segment,” said Matthias Aydt, Global CEO of FF.

A spokesperson for Grow Fandor added, “We are honored to enter this strategic collaboration with FF. Grow Fandor is dedicated to maximizing the brand value of FF and FX. We believe this cooperation will drive a dynamic synergy between our companies, fostering mutual growth and success.”

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV Company, but also a software-driven intelligent internet Company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

ABOUT GROW FANDOR

Grow Fandor is a pioneering IP commercialization company that leverages a business IP matrix of top entrepreneurs and celebrities to transform content and commerce across industries. Founded by YT Jia and partners, this venture merges robust technological platforms with high-quality international supply chains to innovate in video and live-stream e-commerce, brand derivative commercialization, and knowledge empowerment. With a strategic emphasis on bridging market gaps between China and the U.S., Grow Fandor not only aims to introduce advanced business models and premium international products across borders but also fosters cross-cultural business growth and collaboration. Its mission is to empower driven individuals and visionary entrepreneurs with tools that enhance their professional and personal lives, thereby contributing to global economic development and innovation.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the licensing agreement with and equity interest in Grow Fandor, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the ability of Grow Fandor to successfully market ecosystem products with the FF and FX marks; the Company’s interest in Grow Fandor lacks antidilution protection and the Company has no ability to prohibit or otherwise restrict material dilution of its investment interest in Grow Fandor. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

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